UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)
of the Securities Exchange Act of 1934

BREATHE ECIG CORP.
(Exact Name of Registrant as Specified in its Charter)

Nevada	333-178624	37-1640902
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYEE IDENTIFICATION NO.)

387 Park Avenue South, 5th floor
New York, NY 10016
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(646) 952-8847
(REGISTRANT’S TELEPHONE NUMBER)

   Date of Report (Date of earliest event reported):
May 6th, 2016 (Date of Execution of Rescission Agreement)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 7.01     REGULATION FD DISCLOSURE.

Nakano is referred to herein as Shinsuke Nakano (Chief Executive Office of the Company)

On April 1, 2016, the Company acquired White Fox Ventures, Inc. ("White Fox") for approximately 85% equity interest (controlling interest) of the Company's equity.

White Fox, a Nevada Corporation possesses an exclusive License Agreement with White Fox Co. Ltd, Japan.  Since the license agreement only stipulated a royalty fee on future sales, White Fox did was unable record a specific value pursuant to the agreement. While the Company was completing its due diligence on this acquisition (since early April 2016), management determined that this arrangement could have resulted in additional complications at a future point in time, and the parties opted to rescind the April 1st Agreement.  The parties remain committed to ultimately consummating a transaction and will continue to consult with its legal and professional colleagues in establishing a better long term structure.

As a result, the previous agreement has been rescinded. The principal of White Fox Ventures Inc. and several investors invested $196,557 into the Company in the form of payment of various settlements and invoices outstanding. The investment is treated as private placement at $0.0001, whereby the Company will issue to White Fox, Nakano, and individuals/entities associated with Nakano ("Nakano") 1,965,570,000 shares of common stock, representing approximately 72% of the shares of the Company. In addition, Nakano shall continue to serve as Chief Executive Officer as well as Chairman of the Board, due to his desire to protect his recent private placement investment of $196,557.

Additionally the Company is informing shareholders that its corporate headquarters have been moved from Knoxville, TN to New York, NY

Please see new address below:

Breathe ECig Corp.
Attn:  Shinsuke Nakano or Seth M. Shaw
387 Park Avenue South, 5th floor
New York, NY 10016

ITEM 9.01     EXHIBITS

  (d) Exhibits.

10.1           Rescission Terms & Conditions

       SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 16th, 2016

By:	/s/ Shinsuke Nakano
Chief Executive Officer

By:	/s/ Seth M. Shaw
Chief Financial Officer